Exhibit 10.1
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and among

VALLEY FINANCIAL CORPORATION	Docket No. 10-167 -WA/RB-HC
Roanoke, Virginia	10-167 -WA/RB-SM

VALLEY BANK
Roanoke, Virginia

and

FEDERAL RESERVE BANK
OF RICHMOND
Richmond, Virginia

WHEREAS, in recognition of their common goal to maintain the financial soundness of Valley Financial Corporation., Roanoke, Virginia, ("Valley Financial"), a registered bank holding company, and its subsidiary bank, Valley Bank, Roanoke, Virginia (the "Bank"), a state- chartered bank that is a member of the Federal Reserve System, Valley Financial, the Bank, and the Federal Reserve Bank of Richmond (the "Reserve Bank")have mutually agreed to enter into this Written Agreement (the "Agreement"); and
WHEREAS, on  September 30, 2010, the boards of directors of Valley Financial and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing George Logan, to enter into this Agreement on behalf of Valley Financial and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Valley Financial, the Bank, and their institution-affiliated parties, as defined in Sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act")
(12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Valley Financial, the Bank and the Reserve Bank agree as follows:
Source of Strength
1.              The board of directors of Valley Financial shall take appropriate steps to fully utilize Valley Financial's financial and managerial resources, pursuant to Section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement and any other supervisory action taken by the Bank's federal or state regulator.
Credit Risk Management
2.             Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:
(a)           The responsibility of the board of directors to establish appropriate risk tolerance guidelines and risk limits;
(b)           periodic review and revision of risk exposure limits to address changes in market conditions;
(c)           strategies to minimize credit losses and reduce the level of problem assets; and

(d)            procedures to limit and manage commercial real estate concentrations that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1).
Asset Improvement
3.          The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination of the Bank conducted by the Reserve Bank that commenced on February 8, 2010 (the "Report of Examination") or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof.  The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank's risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank's interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank's interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower's credit file for subsequent supervisory review. For purposes of this Agreement, the term "related interest" is defined as set forth in Section 215.2(n) of Regulation 0 of the Board of Governors (12 C.F.R. § 215.2(n)).
4.             (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan designed to improve the Bank's position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $700,000, including other real estate owned ("OREO"), that: (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank's problem loan list; or (iii) was adversely classified in the Report of Examination.
(b)           Within 30 days of the date that any additional loan or other asset in excess of $700,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank's problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank an acceptable written plan to improve the Bank's position on such loan or asset.
(c)           Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank's current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report. Each asset improvement plan shall specifically include the following information: (i) origination date; (ii) specific original use of funds; (iii) renewal date(s); and (iv) specific reason for renewal and use of funds at each renewal date.

"Origination date" shall be defined as the first date that the Bank advanced any funds to the borrower or related interest for the same purpose.
Allowance for Loan and Lease Losses
5.             (a)          Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "loss" in the Reports of Examination that have not been previously collected in full or charged off.  Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified "loss" unless otherwise approved in writing by the Reserve Bank.
(b)            The Bank shall maintain a sound process for determining, documenting, and recording an adequate allowance for loan and lease losses ("ALLL") in accordance with regulatory reporting instructions and relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17).
(c)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank, within 30 days after the end of each calendar quarter, a written report regarding the board of directors' quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.
Capital Plan
6.            Within 60 days of this Agreement, Valley Financial shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Valley Financial, on a consolidated basis, and Valley Financial and the Bank shall jointly submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at the Bank, as a separate legal entity on a stand-alone basis. These plans shall, at a minimum, address, consider, and include:
(a)           Valley Financial's current and future capital needs, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);
(b)           the Bank's current and future capital needs, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
(c)           the adequacy of the Bank's capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;
(d)           the source and timing of additional funds to fulfill the consolidated organization's and the Bank's future capital requirements; and

(e)           the requirements of Section 225.4(a) of Regulation Y of the Board of Governors that Valley Financial serve as a source of strength to the Bank.
7.           Valley Financial and the Bank shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of Valley Financial's consolidated capital ratios or the Bank's capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan's minimum ratios. Together with the notification, Valley Financial and the Bank shall submit an acceptable written plan that details the steps Valley Financial or the Bank, as appropriate, will take to increase Valley Financial's or the Bank's capital ratios to or above the approved capital plan's minimums.
Liquidity and Funds Management
8.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.
Earnings Plan and Budget
9.           (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank a written business plan for 2011 to improve the Bank's earnings and overall condition. The plan, at a minimum, shall provide for or describe:
(i)            a comprehensive budget for the calendar year 2011, including income statement and balance sheet projections; and
(ii)            a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
(b)           A business plan and budget for each calendar year subsequent to 2011 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.
Dividends
10.            (a)           Valley Financial and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Bureau of Banking Supervision and Regulation of the Board of Governors ("Director").
(b)           Valley Financial shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
(c)           Valley Financial and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
(d)           All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings and loan loss reserve needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Valley Financial and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

9
Debt and Stock Redemption
11.           (a)           Valley Financial and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
(b)           Valley Financial shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Affiliate Transactions
12.           Within 60 days of this Agreement, Valley Financial and the Bank shall submit to the Reserve Bank acceptable policies and procedures to ensure that the Bank does not violate and Valley Financial does not cause the Bank to violate Sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§ 371c and 371c-1) and Regulation W of the Board of Governors (12 C.F.R. Part 223).
Compliance with Laws and Regulations
13.           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Valley Financial and the Bank shall comply with the notice provisions of Section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

14.          Valley Financial and the Bank shall comply with the restrictions on indemnification and severance payments of Section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation's regulations (12 C.F.R. Part 359).
Compliance with the Agreement
15.          (a)     Within 10 days of this Agreement, the boards of directors of Valley Financial and the Bank shall appoint a joint committee (the "Compliance Committee") to monitor and coordinate the Bank's compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Valley Financial and the Bank, as defined in Sections 215.2(e)(1) and 215.2(m)(1) of Regulation 0 of the Board of Governors
(12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the board of directors of the Bank.
(b)           Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors of Valley Financial and the Bank shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.
Approval and Implementation of Plans, Programs, Policies, and Procedures
16.           (a)           The Bank and, as applicable, Valley Financial shall submit written plans, programs, policies, and procedures that are acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 2, 4, 5(c), 6, 7, 8, and 12 of this Agreement.
(b)            Within 10 days of approval by the Reserve Bank, the Bank, and as applicable, Valley Financial shall adopt the approved plans, programs, policies, and procedures.

Upon adoption, the Bank and as applicable, Valley Financial shall promptly implement the approved plans, programs, policies, and procedures and thereafter fully comply with them.
(c)           During the term of this Agreement, the approved plans, programs, policies, and procedures shall not be amended or rescinded without the prior written approval of the Reserve Bank.
Communications
17.          All communications regarding this Agreement shall be sent to:

(a)           Mr. A. Linwood Gill, III
Vice President
Federal Reserve Bank of Richmond P.O. Box 27622
Richmond, Virginia 23261-7622

(b)           Mr. Ellis L. Gutshall
President and Chief Executive Officer Valley Financial Corporation.
Valley Bank
P.O. Box 2740
Roanoke, Virginia 23510

Miscellaneous
18.          Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Valley Financial and the Bank to comply with any provision of this Agreement.
19.          The provisions of this Agreement shall be binding upon Valley Financial and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
20.          Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

21.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Valley Financial, the Bank, or any of their current or former institution- affiliated parties and their successors and assigns.
22.           Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 30th day of September, 2010.

VALLEY FINANCIAL		FEDERAL RESERVE BANK OF
CORPORATION		RICHMOND
VALLEY BANK

By:	/s/ George W. Logan	By:	/s/ Linwood Gill, III
	George W. Logan		A. Linwood Gill, III
	Chairman		Vice President